Exhibit 99.1

The business
of science

Big Isle biotech company
Cyanotech Corp. profits
from a bulk-sales strategy

By Dave Segal

mailto:dsegal@starbulletin.com?subject=http://starbulletin.com/2004/08/17/

TWO years ago, Cyanotech Corp. decided it needed to change direction. The Big Island producer of human nutritional and animal feed products bulked up, so to speak, by selling its products in bulk to other manufacturers. The company also de-emphasized its reliance on individual consumers and clamped down on expenses.

Gerald Cysewski, president and CEO of Cyanotech Corp., located on the Big Island, spoke with a reporter yesterday in Honolulu.

The payoff has been the end of a 22-quarter losing streak and a return to profitability.

Gerald Cysewski, chairman, president and chief executive of Cyanotech, said the company was trying to hit a home run when it unsuccessfully rolled out an infomercial two years ago targeted at the retail, or consumer market.

Today, Kona-based Cyanotech, which derives its products from microalgae, is hitting singles and doubles with its game plan for steady growth.

“We changed our emphasis really out of necessity,” Cysewski said during a break yesterday before the company’s annual shareholders meeting at the Ala Moana Hotel. “We realized we did not have the resources to continue with an intense retail marketing program. It’s very expensive. We’d been losing money and we really had to pull back on that type of promotional effort and really concentrate on where we could get some revenue.”

Cyanotech’s revenues jumped 29.4 percent to $11.6 million in the year that ended March 31 from just under $9 million a year earlier. Cyanotech also had net income of $399,000 for its first profitable fiscal year since 1997. It now has posted three profitable quarters in a row.

Cyanotech’s bulk-sale strategy has been so successful that the company is routinely selling out each quarter of its two astaxanthin products — human nutritional supplement BioAstin and aquaculture feed supplement NatuRose.

Diverse products

Cysewski refers to BioAstin as an emerging product in the nutrition industry. He said some studies have shown it to be more than 500 times stronger than Vitamin E; it is an anti-inflammatory that can deliver health benefits to the central nervous system; and six clinical trials have shown it to be effective in reducing symptoms of carpal tunnel syndrome, rheumatoid arthritis and other ailments.

“The potential market for any of these health benefits really have the potential for many hundreds of millions of dollars,” Cysewski said.

NatuRose, the company’s animal feed, allows fish farmers to grow salmon, sea bream and other fish with a pink flesh pigmentation, avoiding the synthetic pigmentation that could create possible health concerns.

To meet growing demand for both BioAstin and NatuRose, Cyanotech is converting 10 of its 69 open culture ponds to astaxanthin production. When the conversion is done by the end of the year, Cyanotech will have 44 ponds for Spirulina production and 25 for astaxanthin.

“I think we’ve got three diverse products,” Cysewski said. “Spirulina is very mature. NatuRose is growing in a stable industry. And then we have real upside potential in terms of BioAstin.”

Spirulina, which is used as a general health product, is still the workhorse for the company with annual sales of $6.5 million that more than doubled the combined revenues from NatuRose and BioAstin. But Spirulina is in a mature market and sales grew just 5.3 percent in the recent fiscal year from a year ago. Meanwhile, revenues of NatuRose and BioAstin nearly doubled to $2.5 million and $2.4 million, respectively.

“The reason we are converting the Spirulina ponds to BioAstin and all of the astaxanthin products is because they have a higher unit sale price than Spirulina and a higher profit margin,” Cysewski said.

Out of necessity

Cyanotech was forced to diversify its products and seek new markets when the Chinese government outlawed multilevel marketing in 1997 and forced Cyanotech’s largest Spirulina customer, a Hong Kong-based company, out of business. Just like that, Cyanotech lost 30 percent of its business, and the $11.4 million revenues it generated that year began to get harder to reach. To make matters worse, other Chinese companies began producing Spirulina and providing more competition in the marketplace.

But Cysewski said Cyanotech is back now and heading in the right direction. He hopes eventually investors will notice.

The company’s stock was delisted from the Nasdaq National Market in 2002 for trading under $1 and relegated to the Nasdaq SmallCap Market. Even though the shares are safely above that threshold now, he said the company doesn’t see any volume difference between the two indexes and said there hasn’t been any discussion about moving back up.

“Our company’s balance sheet looks so much better compared to a year ago,” he said. “Our working capital is up almost 75 percent, so we’ve made some very solid progress. I think we’re positioning ourselves to continue that progress and growth into this next year.”

Cyanotech Corp.

http://www.cyanotech.com/